Exhibit 15.3

Our ref                 VSL/741985-000001/29288456v1

Qifu Technology, Inc.

7/F Lujiazui Finance Plaza

No. 1217 Dongfang Road

Pudong New Area, Shanghai 200122

People’s Republic of China

26 April 2024

Dear Sirs

Qifu Technology, Inc.

We have acted as legal advisers as to the laws of the Cayman Islands to Qifu Technology, Inc., an exempted company incorporated in the Cayman Islands with limited liability (the “Company”), in connection with the filing by the Company with the United States Securities and Exchange Commission (the “SEC”) of an annual report on Form 20-F for the year ended 31 December 2023 (the “Annual Report”).

We hereby consent to the reference to our firm under the heading “Item 6. Directors, Senior Management and Employees—E. Share Ownership—Enforceability of Civil Liabilities” in the Annual Report, and we further consent to the incorporation by reference of the summary of our opinions under this heading into the Company’s registration statement on Form F-3 (File No. 333-268425), which was filed on November 17, 2022, and the Company’s registration statements on Form S-8, as amended (File Nos. 333-231892 and 333-235488), which was initially filed on 3 June 2019 and 13 December 2019, respectively.

We consent to the filing with the SEC of this consent letter as an exhibit to the Annual Report. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, or under the Securities Exchange Act of 1934, in each case, as amended, or the regulations promulgated thereunder.

Yours faithfully

/s/ Maples and Calder (Hong Kong) LLP

Maples and Calder (Hong Kong) LLP